EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-207254) of Alphabet Inc., pertaining to the Google Inc. 2004 Stock Plan, Alphabet Inc. 2012 Stock Plan, Click Holding Corp. 2005 Stock Incentive Plan, AdMob, Inc. 2006 Stock Plan, UK Sub-Plan of the AdMob, Inc. 2006 Stock Plan, Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan and Alphabet Inc. Deferred Compensation Plan,
(2) Registration Statement (Form S-3 No. 333-209510) of Alphabet Inc., pertaining to the registration of Alphabet Inc. debt securities, preferred stock, Class A common stock, Class C capital stock and warrants, and
(3) Registration Statement (Form S-3 No. 333-209518) of Alphabet Inc., pertaining to the sale of Class C capital stock in conjunction with the acquisition of bebop Technologies, Inc.;
of our report dated February 11, 2016 (except for the effects of the retrospective adoption of the updated accounting standards discussed in Notes 1, 3 and 7 to the consolidated financial statements, as to which the date is May 2, 2016), with respect to the consolidated financial statements and schedule (listed in the Index to the 2015 Form 10-K at Item 15(a)2) of Alphabet Inc. and our report dated February 11, 2016, with respect to the effectiveness of internal control over financial reporting of Alphabet Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
San Jose, California
May 2, 2016